Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

TYCO INTERNATIONAL AGREES TO SELL MAJORITY INTEREST IN ELECTRICAL AND METAL PRODUCTS BUSINESS TO CLAYTON DUBILIER & RICE

SCHAFFHAUSEN, Switzerland, November 9, 2010 — Tyco International Ltd. (NYSE: TYC) today announced that it has entered into an agreement to sell a 51% stake in its Electrical and Metal Products business to the private equity firm Clayton Dubilier & Rice, LLC (CD&R).  Tyco will receive total cash proceeds of approximately $720 million and will use these proceeds to accelerate share repurchases under a $1 billion program announced by the company on September 8, 2010.

The Electrical and Metal Products business will operate as a standalone entity under the name Atkore International (“Atkore”). Following the transaction, Tyco’s ownership interest in Atkore will be accounted for under the equity method of accounting.

“This transaction is attractive for both Tyco and Atkore,” said Ed Breen, Chairman and Chief Executive Officer of Tyco. “Selling a portion of this business now provides us with significant cash while preserving our ability to benefit from a subsequent divestiture of our remaining stake in Atkore as its underlying end markets strengthen. The transaction sharpens our focus on our core security, fire and flow control platforms and reduces our exposure to the cyclical steel and copper markets.”

“The transaction also gives Atkore the opportunity to pursue its business strategy as a stand-alone entity with a strong partner that has a demonstrated track record of collaborating with management teams to help their businesses reach their full potential.  Given the strength of its brands, management team and workforce, and its excellent reputation with customers, this business is well positioned to thrive, particularly as the non-residential construction market recovers.”

The transaction will result in the following:

•                  A CD&R-managed fund will contribute $306 million for a 51% preferred interest and Atkore will obtain $465 million in third-party financing.

•                  Tyco will recognize a gain on the transaction of approximately $200 million with a minimal tax liability.

•                  Atkore results for the fiscal first quarter of 2011 will continue to be reported in Tyco’s operating income.

The transaction is subject to the satisfaction of customary closing conditions and is expected to close in the December-January timeframe.

In connection with today’s announcement, Tyco intends to withdraw the registration statement the company filed recently with the Securities and Exchange Commission relating to the spin-off of the Electrical and Metal Products business.

Tyco will discuss the transaction as part of a conference call and webcast being held today to review the company’s fourth quarter results for 2010 and outlook for fiscal 2011. The conference call and webcast will begin at 8:30 a.m. Eastern Time and can be accessed in the following ways:

•                  At Tyco’s website: http://investors.tyco.com.

•                  By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (800) 857-9797.  The telephone dial-in number for participants outside the United States is (517) 308-9262.  The participant code is TYCO.

•                  An audio replay of the conference call will be available beginning at 10:00 a.m. on November 9, 2010 and ending at 11:59 p.m. ET on November 16, 2010. The dial-in number for participants in the United States is (866) 498-5464. For participants outside the United States, the replay dial-in number is (203) 369-1796.

The Electrical & Metal Products business designs, manufactures and sells galvanized steel tubes and pipes, electrical conduit, armored wire and cable, metal framing systems and building components. The business serves a wide range of construction, electrical, fire, security, and mechanical applications and generated revenue of $1.4 billion in 2010.

ABOUT TYCO

Tyco International Ltd. (NYSE: TYC) is a diversified, global company that provides vital products and services to customers around the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2010 revenue of approximately $17 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

FORWARD LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in accompanying conference calls or webcasts that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Risks that may cause actual results to differ from anticipated results include: failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the announced sale; adverse effects on the market price of our common stock and on our operating results because of a failure to complete the sale; failure to realize the expected benefits of the sale; negative effects of announcement or consummation of the sale on the market price of our common stock; significant transaction costs and general economic and business conditions that may affect us following the sale; unanticipated expenses related to the sale; and unexpected issues that may result from our continued ownership of a minority interest in the business being sold. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 25, 2009 and in subsequent filings with the Securities and Exchange Commission.